Exhibit 23.1

Deloitte & Touche LLP
111 S. Wacker
Chicago, IL 60606
USA
Tel: 312 486 1000
Fax: 312 486 1486
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-219137 on Form S-3 of our reports dated November 29, 2017, relating to the consolidated financial statements and financial statement schedules of Atkore International Group Inc. and subsidiaries, and the effectiveness of Atkore International Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Atkore International Group Inc. for the year ended September 30, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

November 30, 2017